Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and among PACIFIC CONTINENTAL CORPORATION, an Oregon corporation (the “Company”), its wholly owned subsidiary PACIFIC CONTINENTAL BANK, an Oregon state-chartered bank (the “Bank”), and                     (“Executive”), effective as of                     , 2012.

The Company, Bank and Executive agree as follows:

1.	Definitions.

1.1	Cause. “Cause” means any one or more of the following:

a.	Removal or discharge of Executive pursuant to order of any federal banking authority;

b.	Executive perpetrates fraud, dishonesty, or other act of misconduct in the rendering of services to the Company or the Bank or to customers of the Company or the Bank, or if Executive engages in conduct which, in the opinion of the Board of Directors of the Company or the Bank, materially interferes with the performance of Executive’s duties or harms the reputation of the Company or the Bank;

c.	Executive conceals from, or knowingly fails to disclose to, any federal banking regulatory authority or the Board of Directors of the Company or the Bank any material matters affecting the safety and soundness or regulatory condition of the Company or the Bank; or

d.	Executive fails (or refuses) to successfully or diligently perform any of the usual and customary duties of his/her employment and either fails to remedy the lapse or formulate a plan for its correction with the Company or the Bank (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive.

1.2	Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company or the Bank, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended; provided however, that an internal reorganization of the Company or the Bank shall not constitute a Change in Control.

1.3	Change in Control Payment. “Change in Control Payment” has the meaning assigned in Section 4 of this Agreement.

1.4	Compensation. “Compensation” means Executive’s then current annualized base salary together with any cash incentive compensation opportunity. For purposes of determining the cash incentive compensation, it will be assumed that Executive would have earned the maximum incentive cash bonus amount payable pursuant to the Company and/or Bank’s (or a successor entity’s, as applicable) cash incentive plan(s) in existence at the time.

1.5	Disability. “Disability” means a physical or mental impairment that renders Executive incapable of substantially performing the usual and customary duties of his/her employment for a period of 90 consecutive days, unless with reasonable accommodation Executive could continue to perform such duties, and making these accommodations would not pose an undue hardship on the Company or the Bank.

1.6	Good Reason. “Good Reason” means any one or more of the following:

a.	Reduction of Executive’s Post Change in Control Salary or a reduction in benefits under or elimination of any significant compensation or benefit plan benefiting Executive, unless the reduction or elimination of benefit is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor or controlling entity of the Company or the Bank) formerly benefited;

b.	The Post Change in Control assignment to Executive without his/her consent of any authority or duties materially inconsistent with Executive’s position as of the date of the Change in Control; or

c.	A relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than 50 miles each way from his/her present place of employment.

1.7	Parachute Payment Amount. “Parachute Payment Amount” has the meaning assigned in Section 6 of this Agreement.

1.8	Post Change in Control Salary. For purposes of Section 5 of this Agreement, “Post Change in Control Salary” means, for the Salary Continuation Period, the greater of (i) the Executive’s Compensation as defined in Section 1.4 of this Agreement as of immediately prior to the Change in Control, or (ii) the highest level of Compensation in effect after the Change in Control.

1.9	Salary Continuation Payment. “Salary Continuation Payment” has the meaning assigned in Section 5 of this Agreement.

1.10	Salary Continuation Period. “Salary Continuation Period” has the meaning assigned in Section 5 of this Agreement.

1.11	Termination Event Related to Change in Control. A “Termination Event Related to Change in Control” shall be deemed to occur upon, and only upon, any of the following:

a.	Termination of Executive’s employment by Executive for Good Reason within the Salary Continuation Period; or

b.	Termination of Executive’s employment by the Bank and/or the Company other than for Cause, Disability or death within the Salary Continuation Period.

1.12	Trade Secret. “Trade Secret” has the meaning assigned in ORS 646.461 (4), as in effect as of the date of this Agreement.

2.	Term. The term of this Agreement (“Term”) shall commence as of the date first above written and shall end, unless extended by the parties, on the earlier of April 30, 2013 or the termination of Executive’s employment in a manner that is not a Termination Event Related to a Change in Control or described in Section 4 below. If Executive’s employment terminates or a Change in Control occurs during the Term, the parties’ rights and obligations under this Agreement will survive until such rights and obligations either lapse or are satisfied or performed (as applicable).

3.	Commitment of Executive. In the event that any person extends any proposal or offer that is intended to or may result in a Change in Control, Executive shall, at the Company’s or the Bank’s request, assist the Company and/or the Bank in evaluating such proposal or offer. Further, subject to the additional terms and conditions of this Agreement, in order to receive the Change in Control Payment, Executive cannot resign from the Company or the Bank during any period from the receipt of a specific Change in Control proposal up to the consummation or abandonment of the transaction contemplated by such proposal.

4.	Change in Control Payment.

4.1	Termination Followed by Change in Control. If (i) the Company or the Bank terminates Executive’s employment without Cause, or Executive resigns for Good Reason before a Change in Control, and (ii) within twelve (12) months thereafter the Company or the Bank enters into an agreement for a Change in Control or any party announces or is required by law to announce a prospective Change in Control of the Company or the Bank, then within sixty (60) days after the closing of such Change in Control, Executive shall receive a single cash payment in an amount equal to one-half (1/2) times Executive’s Compensation in effect at the time of termination (the “Change in Control Payment”), provided that and only if, within the 60-day period, Executive has executed and delivered to the Bank and Corporation the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not breached the provisions of the General Release and any statutory or other rights that Executive may have to revoke the General Release has expired prior to the end of the 60-day period; and further provided that if the 60-day period begins in one taxable year of Executive and ends in a subsequent taxable year of Executive, then the payment shall be made in the second taxable year.

4.2	Expiration of Term of Agreement followed by Termination Event Related to a Change in Control. If the Company and the Bank do not agree to extend the Term of this Agreement beyond its then-applicable expiration date, and a Termination Event Related to a Change in Control occurs within twelve (12) months after the expiration of the Term, then Executive shall be eligible for the Salary Continuation Payment and other benefits on the terms and conditions set forth in Section 5.

5.	Salary Continuation Payment.

5.1	Payment Events. Except as otherwise provided in this Section, in the case of a Termination Event Related to Change in Control, Executive shall receive a salary continuation payment (the “Salary Continuation Payment”), payable in a lump sum within sixty (60) days after the date of termination, provided that and only if Executive has, within the 60-day period, executed and delivered to the Bank and Corporation the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not breached the provisions of the General Release, and any statutory or other rights that Executive may have to revoke the General Release have expired prior to the end of the 60-day period; and further provided that if the 60-day period begins in one taxable year of Executive and ends in a subsequent taxable year of Executive, then the payment shall be made in the second taxable year.

5.2	Amount of Payment. The Salary Continuation Payment shall be an amount equal to the Executive’s Post Change in Control Salary, for the balance of the Salary Continuation Period. The “Salary Continuation Period” shall be the period beginning on the effective date of the Change in Control and continuing thereafter for 24 months. Additionally, in the case of a Termination Event Related to Change in Control, all unvested equity grants will become immediately vested upon termination of employment. In such circumstances, all equity awards other than options shall be settled immediately, and all vested options, including any accelerated vesting as a result of termination, shall expire on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination, or (ii) the expiration date of the option provided in the award agreement.

5.3	Adjustment of Salary Continuation Payment. Notwithstanding the foregoing, if Executive’s Good Reason for terminating his/her or her employment is a reduction of Post Change in Control Salary, then the Salary Continuation Payment shall be calculated based on Executive’s Post Change in Control Salary in effect prior to such reduction.

6.	Parachute Payment Limitation. Notwithstanding anything in this Agreement to the contrary, if the total of the Change in Control Payment and the Salary Continuation Payment, together with any other payments or benefits received from the Company or the Bank, will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Parachute Payment Amount”), then the sum of the Change in Control Payment and the Salary Continuation Payment shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

7.	Nonsolicitation. If the Executive receives a Salary Continuation Payment, then during the Salary Continuation Period, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or the Company to terminate his/her employment with the Bank or the Company, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or the Company.

Notwithstanding the preceding, if the Executive receives a Change in Control Payment, but not a Salary Continuation Payment, the nonsolicitation provisions shall apply for a period beginning on the effective date of the Change in Control date and shall extend for a period of six (6) months.

8.	Confidentiality Executive will not, after the date this Agreement is signed, including during and after its term, use for his/her own purposes or disclose to any other person or entity any Trade Secret of the Bank or the Company.

9.	Enforcement.

9.1	Executive, the Bank and the Company stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank/Company, the agreements referred to in Section 7 (including without limitation their scope) are fair and reasonably necessary for the protection of the Bank’s/Company’s goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank/Company request the court to reform these provisions to the maximum extent that the court finds enforceable.

9.2	Executive acknowledges that the Bank/Company will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 7 or 8 or threatens or attempts to do so. For this reason, under these circumstances, the Bank/Company, in addition to and without limitation of any other rights, remedies or damages available to them at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank/Company will not be required to post a bond as a condition for the granting of this relief.

10.	Arbitration. Except as set forth in Section 9 of this Agreement, at either the Company’s, the Bank’s or Executive’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and any party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other adverse parties for its costs and expenses, including reasonable attorneys’ fees. All proceedings will be held at a place designated by the arbitrator in Lane County, Oregon. The arbitrator, in rendering a decision as to any state law claims, will apply Oregon law.

11.	Withholding. All payments required to be made by the Company or the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company or the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

12.	Other Compensation and Terms of Employment. This Agreement is not an employment agreement. Accordingly, except with respect to the Change in Control Payment and the Salary Continuation Payment, this Agreement shall have no effect on the determination of any compensation payable by the Company or the Bank to Executive, or upon any of the other terms of Executive’s employment with the Company or the Bank. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with the Company or the Bank pursuant to employee benefit plans of the Company or the Bank or otherwise.

13.	Miscellaneous Provisions.

13.1	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Company or the Bank determines that such amendment is necessary to comply with the 409A Rules. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the 409A Rules and Executive is a “specified employee” thereunder, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six (6) month period and the Bank shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six (6) month period promptly after its conclusion.

13.2	Regulatory Restrictions. Notwithstanding anything in this Agreement to the contrary, the Company’s and the Bank’s obligation to make payments and provide benefits are subject to applicable restrictions, rules and regulations of the Company’s and Bank’s regulators, including the rules that restrict indemnification and severance payments pursuant to Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation. The failure of the Company or the Bank to make any such payments or provide any such benefits as a result of such rules and restrictions shall not constitute or be deemed to be a breach of this Agreement.

13.3	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter, including but not limited to the Severance/Salary Continuation Agreement dated as of April 22, 2008.

13.4	Binding Effect. This Agreement will be binding and enforceable against, and will inure to the benefit of, the heirs, legal representatives, successors and assigns of the Company, the Bank, and Executive.

13.5	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

13.6	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

13.7	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

13.8	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

13.9	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Lane County, Oregon.

13.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

13.11	Assignability. The Company and/or the Bank may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Company and/or the Bank may hereafter merge or consolidate or to which the Company and/or the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Company and/or the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

[Signature page follows.]

This Change in Control Agreement is effective as of the date first set forth above.

PACIFIC CONTINENTAL CORPORATION

By

Its

PACIFIC CONTINENTAL BANK

By

Its

EXECUTIVE:

[Name]